UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2022

Harpoon Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38800	47-3458693
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 Oyster Point Blvd, Suite 300 South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

(650) 443-7400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	HARP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

Upon recommendation of the Nominating and Corporate Governance Committee, on September 15, 2022, the board of directors (the “Board”) of Harpoon Therapeutics, Inc., a Delaware corporation (the “Company”), appointed Lauren P. Silvernail, effective immediately, to serve as a member of the Board, as a Class III director until the Company’s 2025 annual meeting of stockholders, until her successor has been duly elected and qualified, or until her earlier death, resignation or removal. Ms. Silvernail was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Ms. Silvernail will initially serve as a member of and the Chair of the Audit Committee of the Board.

There are no transactions involving the Company and Ms. Silvernail that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Pursuant to and subject to the terms of the Company’s non-employee director compensation policy, as amended, a copy of which was filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2022 as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, Ms. Silvernail will receive an annual cash retainer of $35,000 for service on the Board and $15,000 for service as Chair of the Audit Committee (both, pro-rated for 2022). In addition, pursuant to the automatic grant program of the Company’s 2019 Equity Incentive Plan, Ms. Silvernail was granted an initial stock option to purchase 20,335 shares of the Company’s common stock at an exercise price of $1.62, the closing price of the Company’s common stock on the Nasdaq Stock Market on September 15, 2022, the date of grant. The stock options will vest in a series of three equal annual installments measured from the date of grant, subject to continued service through each vesting date, and a term of 10 years, subject to earlier termination upon cessation of continuous service.

In connection with her appointment to the Board, the Company will enter into its standard indemnification agreement with Ms. Silvernail, the form of which was filed with the SEC on January 4, 2019 as Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (333-229040). Under the circumstances and to the extent provided for therein, the Company will indemnify Ms. Silvernail to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by her as a result of her being made a party to certain actions, suits, investigations and other proceedings by reason of the fact that she is or was a director of the Company, or a director, officer, employee, agent or fiduciary of any other entity at the request of the Company.

Appointment of Principal Financial and Accounting Officer

On September 15, 2022, the Board appointed Frank J. Lanza as the Company’s principal financial officer and principal accounting officer, effective immediately.

Mr. Lanza, age 60, has served as the Company’s Controller since April 2019. Mr. Lanza previously served as the Controller and in various consultant roles at RGP, a consulting firm, from June 2018 to January 2019. Prior to that, Mr. Lanza served as the Controller at Graybug Vision, Inc., a pharmaceutical company, from October 2016 to January 2018. Prior to that, he served as Controller of Raptor Therapeutical Corp., a biopharmaceutical company, from February 2013 to November 2015, including as principal financial and accounting officer from October 2014 to January 2015. He served as Controller of Novartis AG, a pharmaceutical company, from 2006 to 2013. Mr. Lanza holds a B.S. from California State University, East Bay.

In connection with Mr. Lanza’s appointment as principal financial officer and principal accounting officer, he will receive additional compensation of $5,000 per month. There is no family relationship between Mr. Lanza and any of the Company’s directors or other officers, and there are no actual or proposed transactions between the Company and Mr. Lanza or any related person that would require disclosure under Item 404(a) of Regulation S-K.

In connection with his appointment as principal financial officer and principal accounting officer, the Company will enter into its standard indemnification agreement with Mr. Lanza, the form of which was filed with the SEC on January 4, 2019 as Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (333-229040). Under the circumstances and to the extent provided for therein, the Company will indemnify Mr. Lanza to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by him as a result of him being made a party to certain actions, suits, investigations and other proceedings by reason of the fact that he is or was an officer of the Company, or a director, officer, employee, agent or fiduciary of any other entity at the request of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARPOON THERAPEUTICS, INC.

By:	/s/ Julie Eastland
Julie Eastland President and Chief Executive Officer

Dated: September 19, 2022